EXHIBIT 10.3

SHARE ACQUISITION AGREEMENT

This SHARE ACQUISITION AGREEMENT (the “Agreement”) is made and entered into as of March 16, 2022, among Growth Stalk Holdings Corporation, an Oklahoma corporation (“Buyer”), Joseph Babiak (“Seller”), and Southbound Sunshine LLC, a Oklahoma limited liability company, which is owned by Seller (the “Company”).

RECITALS

A. The Board of Directors of Buyer believes it is in the best interests of Buyer and its shareholders that Buyer acquire 25% of Membership Interests of the Company (as defined in Section 1.4) (the “Acquisition”) and, in furtherance thereof, have approved the Acquisition.

B. Seller believes it is in the best interests of Seller that it sells 25% of the Membership Interests to Buyer.

C. As an inducement for Buyer to consummate the Acquisition, Seller and the Company agree to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMPANY CAPITAL STOCK

1.1 Purchase and Sale. At the Closing (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, encumbrances or other defects of title, 25% of Membership Interests of the Company (the “Target Membership Interests”), including any and all property or rights issued by the Company with respect to the Target Membership Interests or other equity interest in the Company.

1.2 Closing.

(a) Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”) will take place as promptly as practicable, but no later than March 23, 2022, following satisfaction or waiver of the conditions set forth in Article VI, by correspondence unless a place or time is agreed to in writing by Buyer and Seller. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”

(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i) The duly executed Instrument of Transfer and Assignment transferring the Membership Interests from Seller to Buyer; and

(ii) all other documents, agreements, certificates, instruments or writings required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

(c) At the Closing, Buyer shall deliver to Seller the following:

(i) certificates representing 3,500,000 shares of Buyer’s common stock which the parties agree equals in value of the Total Consideration (the “Buyer Shares”); and

(ii) all other documents, agreements, certificates or writings required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement;

1.3 No Further Ownership Rights in Target Membership Interests. All consideration paid in respect of the surrender for exchange of the Shares in accordance with the terms hereof, shall be deemed to be full satisfaction of all Seller’s rights pertaining to such Shares.

1.4 Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

“Buyer Capital Stock” shall mean the shares of Buyer Common Stock, which is the only authorized class of Buyer Capital Stock

“Target Membership Interests” shall mean 25% of the Membership Interests of the Company, and represent 25% of the equity interests in the Company.

“Company Options” shall mean all issued and outstanding options, warrants and other rights to acquire, purchase or receive Target Membership Interests (whether or not vested).

“Estimated Balance Sheet” shall mean the estimated unaudited balance sheet of the Company dated the Closing Date which shall be (i) prepared in accordance with GAAP (except that such unaudited balance sheet does not contain the footnotes required by GAAP) and prepared in good faith and based on reasonable assumptions and (ii) approved by Buyer, which approval shall not be withheld unreasonably.

“Estimated Net Liabilities” shall be the amount equal to the total liabilities of the Company as determined in accordance with GAAP (“Total Liabilities”) minus the current assets of the Company as determined in accordance with GAAP (“Current Assets”) as reflected in the Estimated Balance Sheet.

“Estimated Third Party Expenses” shall mean Third Party Expenses (as defined in Section 5.5) of the Company and the Seller on the Closing Date as estimated by the Company and the Seller in good faith and based on reasonable assumptions.

“GAAP” shall mean U.S. generally accepted accounting principles consistently applied.

“Knowledge” shall mean the actual knowledge of Steven Earley, and Joseph Babiak.

“Net Liabilities” shall be the amount equal to Total Liabilities minus Current Assets of the Company.

“Seller Capital Stock” shall mean (i) all shares of common stock of Seller, no par value per share, (ii) all shares of preferred stock of Seller, no par value per share, and (iii) any other capital stock of Seller.

“Shareholder” shall mean each holder of any Seller Capital Stock immediately prior to the Closing.

“Total Consideration” shall be an amount equal to $3,500,000, which is 25% of 5x the Company’s projected run-rate revenue for 2022.

“Total Outstanding Shares” shall be the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Closing plus the aggregate number of shares of Company Capital Stock issuable pursuant to Company Options, with or without the passage of time or satisfaction of other conditions, outstanding immediately prior to the Closing.

1.5 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing the Target Membership Interests shall have been lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.2; pro vided, however, that Buyer may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Buyer with respect to the certificates alleged to have been lost, stolen or destroyed.

1.6 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to ensure that the Company retains full right, title and possession to all of its assets, property, rights, privileges, powers and franchises, Buyer, Seller, the Company, and the officers and directors of Seller and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Each of Seller and the Company hereby, jointly and severally, represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Seller and the Company to Buyer and attached hereto (the “Disclosure Schedule”), that on the date hereof and as of the Closing as though made at the Closing as follows:

2.1 Organization of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect. For all purposes of this Agreement, the term “Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of the Company taken as a whole (“Material Adverse Effect”). The Company has delivered a true and correct copy of its Articles of Organization and Operating Agreement, each as amended to date, to Buyer. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

2.3 Company Ownership Structure.

(a) The Company is a limited liability company with Seller’s owning 25% of the Membership Interests representing 25% of the outstanding equity interests in the Company.

(b) The Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company, with or without the passage of time or satisfaction of other conditions, to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

(c) Seller is the sole record and beneficial owner of the Target Membership Interests and the Shares are to be sold pursuant to this Agreement. The Target Membership Interests are not subject to any Liens (as defined in Section 2.11(b)(vii)) or to any rights of first refusal of any kind, and Seller has not granted any rights to purchase the Target Membership Interests to any other person or entity. Seller has the sole right to transfer the Target Membership Interests to Buyer. The Target Membership Interests constitute all of the Company equity interest owned, beneficially or of record, by Seller. Upon the Closing, (i) Buyer will receive good title to such Target Membership Interests, subject to no Liens retained, granted or permitted by Seller or the Company, and (ii) Buyer will be the record and sole beneficial owner of 25% of the outstanding equity interest in the Company.

2.4 Authority. Each of Seller and the Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and the Company, and no further action is required on the part of Seller or the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement has been approved by the duly authorized management of the Company. This Agreement and any Related Agreements to which Seller or the Company is a party have been duly executed and delivered by Seller or the Company, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Seller and the Company, as the case may be, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The “Related Agreements” shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and any Related Agreements to which Seller or the Company is a party by Seller or the Company, as applicable, do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation and Bylaws of Seller or the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Seller or the Company or any of their respective properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company or their respective properties or assets.

2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which Seller or the Company is a party or the consummation of the transactions contemplated hereby and thereby.

2.7 Company Financial Statements. The Company Financials as presented to Buyer are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain all the notes that may be required by GAAP). The Year-End Financials and Interim Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of December 31, 2021, shall be hereinafter referred to as the “Current Balance Sheet.”

2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the date of the Interim Financial Statements.

2.9 Customer Retention.

INTENTIONALLY DELETED.

2.10 No Changes. Except as set forth in Section 2.10 of the Disclosure Schedule, since December 31, 2021, there has not been, occurred or arisen any:

(a) amendments or changes to Company Operating Agreement;

(b) capital expenditure or commitment by the Company, exceeding $10,000 individually or $25,000 in the aggregate;

(c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

(d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(f) revaluation by the Company of any of its assets;

(g) declaration, setting aside or payment of a dividend or other distribution with respect to Company Capital Stock or any direct or indirect redemption, purchase or other acquisition by the Company of Company Capital Stock;

(h) increase in compensation (other than salary) payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company of a bonus or other additional salary or compensation to any such person;

(i) any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound;

(j) sale, lease, license or other disposition of any of the assets or properties of the Company (except for sales or other disposition of assets not exceeding $10,000 in the aggregate) or any creation of any security interest in such assets or properties;

(k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business and not exceeding $10,000 individually or $25,000 in the aggregate, consistent with past practice;

(l) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company;

(m) the commencement or written notice or, to Seller’s or the Company’s Knowledge, threat or reasonable basis therefor of any lawsuit or, to Seller’s or the Company’s Knowledge, proceeding or investigation against Seller or the Company or their respective affairs;

(n) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.14) or of infringement by the Company of any other person’s Intellectual Property (as defined in Section 2.14);

(o) issuance or sale, or contract to issue or sell, by the Company of any Target Membership Interests or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

(p) INTENTIONALLY DELETED;

(q) any event or condition of any character that has had a Material Adverse Effect on the Company;

(r) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices; or

(s) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

2.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes”, means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) As of the Closing, the Company will have prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to have been filed before the Closing Date (“Returns”) relating to any and all Taxes concerning or attributable to the Company or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii) As of the Closing, the Company (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period prior to the Closing other than in the ordinary course of business

(iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(vi) The Company has made available to Buyer or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its formation.

(vii) There are (and immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of Seller or the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii) Neither Seller nor the Company has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.

(ix) None of the Company’s assets are treated as “tax-exempt use property”, within the meaning of Section 168(h) of the Code.

(x) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law other than reimbursements of a reasonable amount of entertainment expenses and other nondeductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

(xi) The Company is not party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement.

(xii) Neither Seller nor the Company has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(xiii) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company’s tax books and records.

(xiv) Neither Seller nor the Company is, and neither has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xv) Seller does not have any outstanding liabilities for Taxes.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.12 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to the Company is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.13 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

The Company does not own any real property and has never owned any real property.

2.14 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Uniform Resource Locators, Web addresses, sites and domain names, and (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

(c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.14(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens. The Company (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

(d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

(e) Except as set forth in Section 2.14(e) of the Disclosure Schedule, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

(f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s business as it currently is conducted or is currently contemplated by the Company to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

(g) Other than “shrink-wrap” and similar widely available commercial end- user licenses, the contracts, licenses and agreements listed in Section 2.14(g) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. No person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

(h) Section 2.14(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

(i) The operation of the business of the Company as it currently is conducted or is currently contemplated by the Company to be conducted, including but not limited to the Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Seller or the Company aware of any basis therefor).

(j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to Seller or the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(l) To the Knowledge of each of Seller and the Company, no person is infringing or misappropriating any Company Intellectual Property.

(m) The Company has taken commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

(n) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(o) To the Company’s and Seller’s Knowledge, no (i) product, technology, service or publication of the Company (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

2.15 Agreements, Contracts and Commitments.

(a) Except as set forth in Sections 2.14(g), 2.14(h), 2.15(a) or 2.23 of the Disclosure Schedule, the Company is not a party to nor is it bound by:

(i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(iii) any fidelity or surety bond or completion bond

(iv) any lease of personal property having a value individually in excess of $10,000 individually or $25,000 in the aggregate

(v) [reserved]

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate,

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business,

(viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

(ix) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate,

(x) any construction contracts,

(xi) any distribution, joint marketing or development agreement, or

(xii) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days.

(b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it is bound (collectively a “Contract”), nor does Seller or the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition or for such Contracts to remain in effect without modification after the Closing. Following the Closing, the Company will be permitted to exercise all of the Company’s rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

2.16 Interested Party Transactions. No officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.16.

2.17 Governmental Authorization. Section 2.17 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or assets or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.18 Litigation. There is no action, suit or proceeding of any nature pending, or, to Seller’s or the Company’s Knowledge, threatened, against the Company, its properties or any of its officers or directors, nor, to the Knowledge of Seller or the Company, is there any reasonable basis therefor. To Seller’s and the Company’s Knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor, to the Knowledge of Seller or the Company, is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

2.19 Accounts Receivable.

INTENTIONALLY DELETED; NO ACCOUNTS RECEIVABLE

2.20 Minute Books. The minutes of the Company made available to counsel for Buyer are the only minutes of the Company and contain an accurate statement of the actions taken at all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company.

2.21 Environmental Matters.

(a) Hazardous Material. The Company has not:

(i) operated any underground storage tanks at any property that either Seller or the Company has at any time owned, operated, occupied or leased; or

(ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea- formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of Seller or the Company or, to Seller’s or the Company’s Knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller or the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither Seller nor the Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing, nor has Seller or the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. Each of Seller and the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its Hazardous Material Activities, respectively, and other businesses of Seller and the Company as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Seller’s or the Company’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither Seller nor the Company is aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.22 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.22 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. The Company’s Third Party Expenses (as defined in Section 5.5) shall not exceed the greater of (i) Company’s Estimated Third Party Expenses (as defined in Section 1.4) or (ii) $25,000.

2.23 Employee Benefit Plans and Compensation.

INTENTIONALLY DELETED AS THE COMPANY HAS NO EMPLOYEES.

2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither Seller nor the Company has Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

2.25 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation.

2.26 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.14(h) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

2.27 Size of Person. The Seller is a nonmanufacturer under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Seller does not and will not at the Closing hold total assets of $10 million or greater.

2.28 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

2.29 Representations Complete. None of the representations or warranties made by Seller or the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by Seller or the Company pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or to the Knowledge of the Company and Seller, omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading with respect to the business of the Company taken as a whole.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company that on the date hereof and as of the Closing as though made as of the Closing as follows:

3.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

3.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement and any Related Agreements by Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, result in a Conflict with (i) any provision of the Articles of Incorporation and Bylaws of Buyer, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Buyer or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, except where such Conflict will not have an effect that is materially adverse to the business, assets, financial condition or results of operation of Buyer taken as a whole.

3.4 Consents. No consent, waiver, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with Buyer (so as not to trigger any Conflict), is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

3.5 Capital Resources. Buyer has sufficient liquidity and capital resources to pay the Total Consideration as of the date of this Agreement and on the Closing Date.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees and Seller agrees to cause the Company (except to the extent that Buyer shall otherwise consent in writing), to carry on the Company’s business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use their reasonable best efforts consistent with past practice and policies to preserve intact the Company’s present business organizations, keep available the services of the Company’s present key employees and preserve the Company’s and relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses at the Closing. Seller and the Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement as set forth in Section 4.1 of the Disclosure Schedule, the Company shall not and Seller shall not permit the Company to, without the prior written consent of Buyer:

(a) Enter into any license agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity;

(b) Transfer to any person or entity any rights to the Company Intellectual Property;

(c) Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

(d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(e) Commence or settle any litigation;

(f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company Capital Stock or Company Options;

(g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it, with or without the passage of time or satisfaction of other conditions, to issue or purchase any such shares or other convertible securities;

(h) Cause or permit any amendments to its Operating Agreement;

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(l) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, except in the ordinary course of business and consistent with past practices.

(m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof or as otherwise contemplated pursuant to this Agreement;

(n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees.

(o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(p) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) Enter into any strategic alliance or joint marketing arrangement or agreement;

(s) Accelerate the vesting schedule of any of the outstanding Company

Options or Company Capital Stock;

(t) Hire employees;

(u) Terminate employees without obtaining a full written release of the Company satisfactory to the Buyer from such employee or encourage employees to resign; or

(v) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.9 hereof; Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

4.2 No Solicitation. Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither Seller nor the Company will (nor will Seller or the Company permit any of their officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of Seller or the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Capital Stock (whether or not currently outstanding) or Seller’s or the Company’s assets, (b) provide information with respect to it to any person, other than Buyer, relating to the possible acquisition of Seller or the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Capital Stock (whether or not currently outstanding) or Seller’s or the Company’s assets, or which is not provided in the ordinary course of business consistent with past practices, (c) enter into an agreement with any person, other than Buyer, providing for the acquisition of Seller or the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Capital Stock (whether or not currently outstanding) (except that Seller may issue shares of its common stock pursuant to the exercise of outstanding stock options) or Seller’s or the Company’s assets (except that Seller may issue shares of its common stock pursuant to the exercise of outstanding stock options) or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Seller or the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Capital Stock (whether or not currently outstanding) or Seller’s or the Company’s assets by any person, other than by Buyer. In addition to the foregoing, if Seller or the Company receives, prior to the Closing or the termination of this Agreement, any offer, proposal, or request relating to any of the above, Seller or the Company, as applicable, shall immediately notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Ownership of Target Membership Shares. Seller shall not take any action or suffer any condition that would cause any of the representations or warranties set forth in Section 2.3(c) at any time through the Closing to be untrue except in connection with the Acquisition contemplated by this Agreement.

5.2 Access to Information. Each of Seller and the Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access upon reasonable notice during normal business hours during the period prior to the Closing to (a) all of Company’s properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Buyer may reasonably request and (c) all key employees of the Company as identified by Buyer. The Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of the Company’s internal financial statements (including tax returns and supporting documentation) promptly upon request. Buyer shall provide Seller, the Company and Seller’s Shareholders, if any. with copies of such publicly available information about Buyer as the Company may request and shall provide Seller and the Company with reasonable access to appropriate members of Buyer’s management in this regard. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be treated confidentially with the same care that the parties treat their own confidential information. All such confidential information provided by a party hereto for the above purposes shall be used by any other party hereto solely for such purposes.

5.4 Expenses. Whether or not the Acquisition is consummated, all fees expenses incurred in connection with the Acquisition or the negotiation and effectuation of this Agreement, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, as well as the fees and expenses of third parties’ preparing the consolidated federal, state, local and foreign income tax returns for the tax years ended and as of the Closing Date of Seller and the Company (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses provided, that, the Company shall pay the reasonable and documented Third Party Expenses of Seller to the extent that combined reasonable and documented Third Party Expenses of the Company and Seller do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) and; provided further, that, if the Acquisition is consummated, Seller and the Company agree that Buyer will have full recourse to the Escrow Fund (without regard to any deductible) for payment of Third Party Expenses of the Seller and the Company to the extent that they are in amounts in excess of the greater of (i) Estimated Third Party Expenses (as defined in Section 1.4) or (ii) $250,000.

5.5 Public Disclosure. Unless otherwise required by law, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Buyer and provided to Seller prior to release, provided that such approval shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall not be prohibited from such disclosures as may be required to comply with applicable securities laws, if any.

5.6 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers, and approvals under any of the Contracts as may be required in connection with the Acquisition (all of such consents, waivers and approvals are set forth in Sections 2.5 and 2.6 of the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(b), which may be waived by Buyer prior to the Closing.

5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Buyer shall not be required to agree to any divestiture by Buyer or the Company or any of Buyer’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.9 Notification of Certain Matters. Each of Seller and the Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or the Company, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such no tice. No such notice to Buyer shall be deemed to have: (i) amended, modified or supplemented the representations and warranties made in Article II or the several disclosures made in the Disclosure Schedule or Buyer’s ability to rely thereon, nor (ii) amended, modified or supplemented the several covenants of the parties to this Agreement and their respective obligations thereunder.

5.10 Non-Solicitation Period. For a period commencing on the Closing Date and ending three (3) years after the Closing Date, Seller shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging any employee of Buyer, the Company or any of their respective subsidiaries, who was an employee of the Company immediately prior to the Closing Date, to terminate his or her employment with Buyer, the Company or any of their respective subsidiaries.

5.11 Books and Records.

(a) Buyer shall permit Seller, and shall cause the Company to permit Seller, to have reasonable access to the Company’s books and records to the extent such access is necessary to enable Seller to complete any necessary tax returns and conclude any review or audit of such return by taxing authorities. Seller shall not disclose any information obtained from such books or records to any person, or use such information for any purpose, other than as necessary to enable Seller to file its tax returns and conclude any review or audit of such returns by taxing authorities.

(b) Seller shall permit Buyer to have reasonable access to Seller’s books and records to the extent such access is necessary to enable Buyer to complete any necessary tax returns of the Company and conclude any review or audit of such return by taxing authorities. Buyer shall not disclose any information obtained from such books or records to any person, or use such information for any purpose, other than as necessary to enable Buyer to file its tax returns and conclude any review or audit of such returns by taxing authorities.

5.12 Net Liabilities. Seller and the Company agree that if Net Liabilities as of the Closing Date exceed Estimated Net Liabilities, Buyer shall be entitled to recover the amount of such excess from the Escrow Fund as a Loss in accordance with the procedures set forth in Section 7.2.

5.13 Tax Returns. Seller shall file all returns of the Company and Seller related to Taxes for all taxable periods ending on or before the Closing, except for those returns which are not yet due as of the Closing and which Seller shall prepare and file prior to the appropriate due date of such returns, including any extension thereof. Such returns shall be prepared in a matter consistent with applicable law and past practices. Buyer shall be provided with copies of all final returns and supporting documentation.

5.14 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.

5.15 Post Acquisition Governance of the Company. After the Closing, the Company’s current slate of C-suite officers and board of directors (“Company Management”) shall remain in place to manage the day-to-day business of the Company in its normal course of business, subject to removal by Buyer only for “cause” which shall be limited to extreme negligence or intentional acts to damage the Company or Buyer. Company Management shall however need Buyer’s prior approval for business activity outside its normal course of business such as acquiring another business or selling off substantial assets.

5.16 Seller Option to Rollback Acquisition. Provided Seller has not sold or transferred any of the Buyer Shares, Seller shall have the option to rollback the acquisition of the Company by returning the Buyer Shares to Buyer’s treasury and returning all cash consideration for the acquisition of the Company.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1 Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of the Closing and Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(c) Buyer and its representatives shall have had ample opportunity to review Company’s books and financial records and determined that Company’s finances are auditable.

(d) Certificate of the Buyer. Seller shall have been provided with a certificate executed on behalf of Buyer by an Executive Vice President to the effect that, as of the Closing:

(i) all representations and warranties made by Buyer in this Agreement are true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations of this Agreement to be performed by Buyer on or before the Closing have been so performed in all material respects.

6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations, Warranties and Covenants. The representations and warranties of Seller and the Company in this Agreement shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of the Closing and Seller and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(c) Governmental Approval. Approvals from Governmental Entities (if any) deemed appropriate or necessary by Buyer shall have been timely obtained.

(d) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Buyer, Seller or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

(e) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

(f) Third Party Consents. Buyer shall have received all consents, waivers, approvals, and assignments listed in Sections 2.5 and 2.6 of the Disclosure Schedule.

(g) No Material Adverse Changes. There shall not have occurred any material adverse change in the business (including existing products and technology and products or technology currently under development), assets (including intangible assets), results of operations, liabilities (contingent or accrued) or condition (financial or otherwise) of the Company since the date of this Agreement.

(h) Noncompetition and Nonsolicitation Agreements. Each of [Sellers Names] shall have executed and delivered to Buyer a Noncompetition Agreement in the form attached hereto as Exhibit B-1, and such Noncompetition Agreements shall be in full force and effect.

(i) Estimated Balance Sheet and Expenses. Buyer shall have received from the Company at least two (2) business days prior to the Closing Date each of the Estimated Balance Sheet and a written statement of the Estimated Third-Party Expenses.

(j) Company Directors. As of the Closing, the Company is managed by its Members. Joseph Babiak and Steven Earley.

(k) Certificate of Seller and the Company. Buyer shall have been provided with a certificate executed on behalf of the Company by their respective Chief Executive Officers to the effect that, as of the Closing: (i) all representations and warranties made by Seller and the Company in this Agreement are true and correct in all material respects; and (ii) all covenants and obligations of this Agreement to be performed by Seller and the Company on or before such date have been so performed in all material respects. (iii) the conditions set forth in Section 6.2 (c), (e), (f), (g), (i) and (n) have been satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 Survival of Representations and Warranties. Each of Seller’s and the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the twelve (12) month anniversary of the Closing; provided, however, that: (i) the representations and warranties set forth in Section 2.3(c) shall survive until the expiration of all applicable statutes of limitations, and (ii) the representations and warranties relating or pertaining to any Tax or Returns related to such Tax set forth in Section 2.11 hereof, shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Returns related to such Tax. All of the Buyer’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Closing.

7.2 Escrow Arrangements.

INTENTIONALLY DELETED

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated, and the Acquisition abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Buyer;

(b) by Buyer, Seller or the Company if: (i) the Acquisition has not occurred by April 30, 2022; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(c) by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Buyer’s ownership or operation of any portion of the business of the Company or (ii) compel Buyer or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Buyer as a result of the Acquisition;

(d) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Seller and such breach has not been cured within ten (10) calendar days after written notice to the Company and Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(e) by Seller or the Company if neither Seller nor the Company is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within ten (10) calendar days after written notice to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by Buyer if an event having a Material Adverse Effect shall have occurred after the date of this Agreement. Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.3, 5.4 and 5.5, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and Seller, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by certified or express mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Buyer at any time or to the Company after the Closing, to:

Growth Stalk Holdings Corp

11991 N HWY 99 Seminole, OK 74868

(b) if to Seller or the Company before the Closing, to:

Southbound Sunshine, LLC

11991 N HWY99 Seminole, OK 74868

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Oklahoma County, State of Oklahoma, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Oklahoma for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Buyer, Seller, the Company, have caused this Agreement to be signed, all as of the date first written above.

“Buyer”

Growth Stalk Holdings Corp

By:	/s/ Joseph Babiak
Joseph Babiak, President

“Seller”

/s/ Joseph Babiak
Joseph Babiak, Managing Member

“Company”

Southbound Sunshine LLC

By:	/s/ Steven Earley
Steven Earley, Managing Member